Execution Copy

                             SHAREHOLDERS AGREEMENT


         This Shareholders Agreement, dated August 10, 2001 (this "Agreement"), is hereby made by and among:


         United Pan-Europe Communications N.V., a public corporation organized under the laws of The Netherlands, having its principal executive office at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands ("UPC");


         Polska Telewizja Cyfrowa Wizja TV Sp. z o.o., a limited liability company organized under the laws of the Republic of Poland, having its principal executive office at ul. Szturmowa 2A, 02-678 Warsaw, Poland ("PTC");


         Groupe Canal+ S.A., a corporation organized under the laws of France, having its principal executive office at 85/89 Quai Andre Citroen, 75711 Paris Cedex 15, France ("Canal+");


         Polcom Invest S.A., a joint stock company organized under the laws of the Republic of Poland, having its registered office at ul. Chelmska 21,Warsaw, Poland ("PolCom" and together with UPC, PTC and Canal+, the "Parties").


                               W I T N E S S E T H


         WHEREAS, Canal+ owns an interest in the share capital of Telewizyjna Korporacja Partycypacyjna S.A. ("TKP" or the "Company"), a pay-television company which through wholly-owned subsidiaries, among other things, creates, produces, develops and acquires programming to produce and operate a premium pay-television channel and a digital satellite direct-to-home ("DTH") broadcasting service targeted to audiences in Poland;

         WHEREAS, UPC owns 100% of the share capital of UPC Polska Inc. ("UPC Polska"), a company that, directly or indirectly through subsidiaries or minority interests in Polish companies, among other things, operates cable networks and a digital satellite DTH broadcasting service targeted to, and creates, produces, develops and acquires programming for, audiences in Poland;

         WHEREAS, Canal+ and UPC have decided to combine the operations of TKP and the DTH operations of UPC Polska in order to create a common DTH broadcasting platform for the distribution of programming and services targeted to audiences in Poland;

         WHEREAS, on the date hereof, Canal+, UPC, UPC Polska, PTC and TKP have entered into a Contribution and Subscription Agreement to achieve this combination (the "Contribution and Subscription Agreement");

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         WHEREAS, pursuant to the Contribution and Subscription Agreement, UPC has agreed to cause to be contributed certain assets identified therein to TKP in consideration for the issuance by TKP of shares of TKP to PTC;

         WHEREAS, upon consummation of the transactions contemplated in the Contribution and Subscription Agreement, Canal+ shall own 49% of the share capital of TKP, PolCom shall own 26% of the share capital of TKP and PTC shall own 25% of the share capital of TKP;

         WHEREAS, Canal+, PolCom, UPC and PTC wish to set forth herein their agreements with respect to the management of the Company and their respective rights and obligations as shareholders of the Company.

         NOW, THEREFORE, the Parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         In addition to the terms defined elsewhere herein, for purposes of this Agreement, the following terms shall have the meanings specified below (terms defined in the singular or the plural include the plural or the singular, as the case may be).

         "Affiliate" means, with respect to any Person, any entity, directly or indirectly, Controlling, Controlled by, or under common Control with, such Person.

         "Agreement" shall mean this Agreement and any schedules, exhibits and certificates attached to this Agreement.

         "Bankruptcy" shall mean, with respect to a Person, the initiation by such Person, its creditors or public authorities of proceedings (i) to liquidate and distribute such Person's remaining assets among its creditors and to thereby discharge such Person from any further obligation to repay its creditors or (ii) to restructure and reorganize such Person's debt structure.

         "Business Plan" shall mean the ten-year business plan attached as
         Exhibit 4.2(b) to the Contribution and Subscription Agreement.

         "Broadcasting Law" means the Polish Radio and Television Act of 1992 (Journal of Laws, 1993, no. 7, item 34), as amended from time to time, or any law replacing such Act and covering the same subject matter.

         "Competitor" shall mean, for the purposes of Article 3.1 and Article V, with respect to any Person, any other Person who is a strategic investor, operator or significant shareholder in a business that directly competes with a material business unit of such Person.

         "Control", as used with respect to any Person and in any tense, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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         "DTH Business" means the ownership, management or operation of any
         Pay-Television Service transmitted by direct-to-home satellite for which a fee is received from viewers in Poland, either directly or indirectly, through a carrier, together with all activities directly related thereto.

         "Fair Market Value" has the meaning set forth in Article 3.4.

         "Group Company", with respect to a party, means any other Person in which any Person that Controls such party holds, directly or indirectly, a majority of the voting rights.

         "Liberty Media Group" means Liberty Media Corporation, a corporation organized under the laws of Delaware, with its principal executive office at 9197 South Peoria Street, Englewood, Colorado 80112.

         "Operating Company" means any of the following companies: Polska Korporacja Telewizyjna Sp. z o.o., Cyfra + S.A., UPC Broadcast Centre Limited, Wizja TV Sp. z o.o. and their subsidiaries and any other company or entity hereafter acquired or created by TKP.

         "Pay-Television Service" means any television channel or other television-based service for which a fee is received from viewers in Poland, either directly, or indirectly through a carrier.

         "Person" means an individual, sole proprietorship, corporation, partnership, limited partnership, joint venture, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, bank, trust company, land trust, business trust or other organization, or a governmental body, or their equivalent under the applicable legal system.

         "Polish Persons" shall mean individuals of Polish nationality resident in Poland or legal entities incorporated or organized in Poland which do not constitute foreign persons or persons controlled by foreign persons for the purposes of the Broadcasting Law.

         "Polishness" shall mean, as the case may be, the possession by a Person of Polish Person status or the requirements of the Broadcasting Law in respect of Polish Persons.

         "Premium Pay-Television Business" means the ownership, management or operation in Poland of any Premium Pay-Television Channel but for the avoidance of doubt does not include the mere carriage or distribution of the same.

         "Premium Pay-Television Channel" means any Pay-Television Service available for a monthly subscription fee and employing a programming concept based primarily on first-run movies or premium sports or a combination of both.

         "Shareholder" means each of Canal+, PolCom and PTC and any other party who shall become a shareholder of TKP in compliance with this Agreement and a party to this Agreement, including but not limited to pursuant to
         Article 4.8 hereof (collectively, the "Shareholders").

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         "Subsidiary" means, with respect to any Person, any entity, in which such Party holds directly or indirectly more than fifty percent (50%) of the voting rights.

         "TKP Statute" means the statute of TKP. The amended version of the TKP Statute shall be adopted, at the latest, on the Closing Date substantially in the form attached as Exhibit 3.1 (f) to the Contribution and Subscription Agreement.

         "Transfer" shall mean, in any tense, the direct or indirect sale, transfer, pledge, assignment or other disposition of or mortgage, hypothecation, or other encumbrance or permitting or suffering of any encumbrance of all or any part of the equity interests in a Person.

         "UGC" means UnitedGlobalCom Inc., a corporation organized under the laws of Delaware, with its principal place of business at 4643 South Ulster Street, Denver, CO 80237, USA.

         "Victory" means Vivendi Universal S.A., a corporation organized under the laws of France, with its principal executive office at 42, avenue de Friedland, 75008 Paris, France.

         "Video On Demand Service" means the aggregation of video content for delivery through a cable, DTH, DSL or similar distributor to end users in Poland who pay for access to such content for a limited period of time, including without limitation on a pay-per-view, near video on demand or video on demand basis.

                                   ARTICLE II

                              CORPORATE GOVERNANCE

2.1      General; Purpose

         (a) The purpose of TKP shall be to manage, operate and develop the DTH Business and the Premium Pay-Television Business of the Shareholders in Poland.

         (b) TKP shall be managed in accordance with the provisions of this Agreement, the TKP Statute and the Polish Commercial Code.

2.2      Shareholder Meetings

         (a) Except as set forth in Article 2.8 or otherwise required by Polish law to be decided by a greater majority, all decisions, proposals and actions of the General Meeting of Shareholders of TKP shall be taken or approved only with the affirmative vote of more than sixty percent (60%) of votes cast at a General Meeting of Shareholders.

         (b) A meeting of the Shareholders shall be valid and empowered to adopt valid resolutions if all the Shareholders shall have been notified of such meeting and if the holders of at least a majority of the issued and outstanding shares of TKP are in attendance, provided, that a meeting of the Shareholders of TKP shall not be empowered to take a Required Joint Decision unless at least one

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                  representative from PTC is in attendance. If the foregoing quorum is not achieved at any meeting due to the absence of PTC's representative, the immediately subsequent meeting shall be empowered to adopt the same resolution or resolutions (including Required Joint Decisions) independent of the number or identity of the members present, provided that all Shareholders were duly notified of such meeting and provided that all decisions submitted to the Shareholders were specifically set forth in the meeting agenda.

         (c) The Shareholders agree to exercise any powers they may have as shareholders and to vote their shares in favor of any resolution proposed in order to give effect to this Agreement and not to vote their shares against any resolution proposed which would be contrary to the provisions of this Agreement.

2.3      TKP Supervisory Board

         (a) The TKP Supervisory Board shall be composed of eleven (11) members, including a Chairman.

         (b) Based on the shareholding structure of TKP immediately following the Closing (as defined in the Contribution and Subscription Agreement), Canal+ shall be entitled to appoint five (5) members, PolCom shall be entitled to appoint three
                  (3) members and PTC shall be entitled to appoint three (3) members of the Supervisory Board. Such members shall be appointed by the Shareholders at the Closing. In the event of changes in the shareholding structure of TKP after the Closing, each Shareholder shall be entitled to appoint a number of members of the Supervisory Board proportionate to its shareholding in TKP.

         (c) Decisions and actions of the TKP Supervisory Board shall be taken or approved only with the affirmative vote of more than sixty percent (60%) of the votes cast at a meeting thereof, except as provided in Article 2.8.

         (d) The term of office of the members of the TKP Supervisory Board shall be two (2) years.

         (e) A member of the TKP Supervisory Board may be dismissed at any time, with or without giving reasons, only by the Shareholder that designated such member.

         (f) If a member of the TKP Supervisory Board is dismissed or ceases to be a member of the Board, the Shareholder that designated such member (provided such Shareholder still holds the necessary percentage of TKP's share capital) shall designate a replacement member to serve out the remainder of the departing member's term of office.

         (g) The term of office of any member of the TKP Supervisory Board shall automatically expire if the Shareholder that designated such member ceases to own the percentage of TKP's share capital that would be required to designate such member pursuant to Article 2.3(b), provided, that for purposes of determining such percentage, the composition of the TKP Supervisory Board at Closing as set forth in the first sentence of Article 2.3(b) shall prevail until

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
                  changes affecting the Shareholders' respective percentage shareholdings in TKP occur.

         (h) The Chairman of the TKP Supervisory Board shall be designated by Canal+. The Chairman shall not have a tie-breaking vote by virtue of his position.

         (i) A meeting of the TKP Supervisory Board shall be convened by its Chairman upon his own initiative, or by request of the TKP Management Board, or by request of any member of the TKP Supervisory Board. The members of the TKP Supervisory Board shall be notified of the date, time and proposed agenda of meeting by registered letter or telefax (confirmed by a registered letter) sent at least seven days prior to the scheduled date of a meeting. Meetings of the TKP Supervisory Board shall take place at the headquarters of TKP, unless all members of the TKP Supervisory Board agree otherwise.

         (j) A meeting of the TKP Supervisory Board shall be valid and empowered to adopt valid resolutions if all the members thereof shall have been notified of such meeting in accordance with Article 2.3(i) and if at least a majority of the members of the Supervisory Board are in attendance; provided, that a meeting of the TKP Supervisory Board shall not be empowered to take a Required Joint Decision unless at least one member of the TKP Supervisory Board appointed by PTC is in attendance. If the foregoing quorum is not achieved at any meeting due to the absence of PTC's representative, the immediately subsequent meeting shall be empowered to adopt the same resolution or resolutions (including Required Joint Decisions) independent of the number or identity of the members present, provided that all members were duly notified of such meeting in accordance with Article 2.3(i).

         (k) A majority of the members of the TKP Supervisory Board shall consist of Polish Persons. Canal+ shall have a priority right to designate up to three (3) non-Polish Persons to the TKP Supervisory Board. So long as PTC holds, directly or indirectly, at least 18% of the share capital of TKP, PTC shall have a priority right to designate up to two (2) non-Polish Persons to the TKP Supervisory Board.

         (l) No member of the TKP Supervisory Board shall be entitled to any remuneration for their services as a TKP Supervisory Board member and no cost or expense of such member shall be reimbursed by TKP; provided, that the President of the TKP Supervisory Board may be compensated and have his expenses reimbursed in a manner consistent with the arrangements in effect on the date of this Agreement.

2.4      TKP Management Board

         (a) The TKP Management Board shall be composed of a number of members to be determined by the TKP Supervisory Board, including a President who shall be proposed by Canal+. Initially, at the time of the Closing, the TKP Management Board shall be composed of three (3) members.

         (b) The members of the TKP Management Board shall be appointed by the TKP Supervisory Board.

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

         (c) The by-laws of the TKP Management Board shall be adopted, and may be amended from time to time, by the TKP Supervisory Board. The by-laws shall set forth, among other things, the eligibility requirements for, and term of office of, the members of the TKP Management Board and the decision-making procedures of the TKP Management Board.

         (d) A majority of members of the TKP Management Board shall be Polish Persons.

2.5      Related Party Transactions

         Except with the consent of the other Shareholders, neither TKP nor any of its Operating Companies shall enter into any agreement with a Shareholder or any Affiliate or Group Company of such Shareholder unless such agreement is first presented to the TKP Supervisory Board and is on an arms-length basis, beneficial to TKP's business interests and consistent with ordinary business practice.

2.6      Voting of Shares in Subsidiaries.

         The voting rights of TKP as a shareholder in each Operating Company shall be exercised by the TKP Management Board. Directors, officers and employees of each Operating Company shall conduct the operations of such Operating Company in a manner consistent with the policies adopted from time to time by the TKP Management Board and the provisions of this Agreement.

2.7      Compliance with Polish Ownership Requirements

         (a)      Polishness

                  (i) PolCom represents that it is a Polish Person as of the date of this Agreement and will be a Polish Person on the Closing Date.

                  (ii) PTC represents that it is a Polish Person as of the date of this Agreement and will be a Polish Person on the Closing Date.

         (b)      Consequence of Changes

                  If a Shareholder who was a Polish Person at the time it acquired its shares of TKP ceases for any reason to be a Polish Person, then unless such Shareholder cures the loss of Polishness within 60 days or such shorter period as may be required by law or by a relevant government authority to cure a loss of Polishness, then:

                  (i) If the Shareholder ceases to be a Polish Person solely due to changes in Polish law, then the shares of such Shareholder may be redeemed without the consent of such Shareholder upon a resolution of the TKP General Meeting of Shareholders taken or approved by a 60% majority of votes cast. The consideration for the redeemed shares shall be their Fair Market Value on the date of redemption. Each Shareholder shall vote its shares in favor of such redemption.

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
                  (ii) If PTC ceases to be a Polish Person for any other reason within its control, the other Shareholders shall be entitled, upon thirty (30) days notice to TKP and PTC, to convert their existing shareholder loans to TKP into equity by subscribing to additional shares of TKP in a manner consistent with the Broadcasting Law. The price per share of the shares of TKP so subscribed shall be equal to one-third of the Fair Market Value of TKP at such date, divided by the number of TKP shares outstanding immediately prior to such capital increase. PTC shall not be entitled to preferential subscription rights in respect of such capital increase. Each Shareholder shall vote its shares in favor of such capital increase.

                  (iii) If PolCom ceases to be a Polish Person for any other reason within its control, PTC shall be entitled, upon thirty (30) days notice to TKP and the other Shareholders, to convert its existing shareholder loans to TKP into equity by subscribing to additional shares of TKP in a manner consistent with the Broadcasting Law. The price per share of the shares of TKP so subscribed shall be equal to one-third of the Fair Market Value of TKP at such date, divided by the number of TKP shares outstanding immediately prior to such capital increase. The other Shareholders shall not be entitled to preferential subscription rights in respect of such capital increase. Each Shareholder shall vote its shares in favor of such capital increase.

         (c)      Transfers to Non-Polish Persons

                  No Shareholder that was a Polish Person at the time it acquired its shares in TKP shall Transfer its shares to a non-Polish Person without the prior written consent of the other Shareholders.

         (d)      Termination of Polish Ownership Restrictions

                  The provisions of this Agreement requiring that a Shareholder or members of the TKP Supervisory Board or TKP Management Board be Polish Persons shall cease to have effect if at any time the maintenance of Polishness is no longer a condition to the maintenance by TKP and its Operating Companies of any license material to TKP's DTH Business or Premium Pay-Television Business.

2.8      Certain Minority Shareholder Rights and Related Covenants

         (a)      Required Joint Decisions

                  For so long as PTC holds, directly or indirectly, at least 10% of the issued and outstanding shares of TKP, the following actions (each a "Required Joint Decision") shall require the prior approval of the TKP Supervisory Board including the affirmative vote of at least one representative of PTC:

                  (i) amendments to the TKP Statute that would adversely affect any rights granted to PTC under this Agreement or the TKP Statute;

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                  (ii)     the statutory merger of TKP with any other Person;

                  (iii)    the dissolution of TKP;

                  (iv) the sale by TKP of a significant continuing business activity to any Person;

                  (v) any capital increase to which all Shareholders are not entitled to subscribe, except in each case as otherwise provided in this Agreement;

                  (vi) except as provided in Article 2.7, the redemption of shares of TKP, the repurchase by TKP of its own shares or any reduction in the share capital of TKP;

                  (vii) the pursuit by TKP of any activity other than the DTH Business or Premium Pay-Television Business; and

                  (viii) the incurrence by the TKP Companies of third party indebtedness for borrowed money where such incurrence would cause the consolidated net third party indebtedness for borrowed money of the TKP Companies to exceed five times estimated EBITDA (i.e. earnings before interest, taxes, depreciation and amortization) for the current year.

                  For so long as PTC holds, directly or indirectly, at least 10% of the issued and outstanding shares of TKP, any Required Joint Decision that requires the approval of the shareholders of TKP under Polish law shall require the affirmative vote of PTC, in addition to any majority otherwise required by applicable law.

         (b)      Shareholder Loans

                  Canal+ undertakes that it shall not make directly or through an Affiliate any shareholder loan to TKP or any of its Subsidiaries unless such loan ranks pari passu with any outstanding shareholder loan made to TKP by PTC, Canal+ or its Affiliates pursuant to Article 3.1(c) and (d) of the Contribution and Subscription Agreement.

         (c)      Information Rights

                  In advance of any meeting of the TKP Supervisory Board or the shareholders of TKP at which a Required Joint Decision shall be considered, TKP shall furnish PTC with appropriate factual information concerning the Required Joint Decision to enable PTC to make an informed decision.

         (d)      Capital Increases

                  (i) Except as otherwise provided in this Agreement, in the event of a TKP capital increase, each Shareholder shall have the right to subscribe to

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                           additional shares of TKP on a pro rata basis in order
                           to maintain its then-current percentage of TKP's share capital.

                  (ii) Except as provided in Article 2.7 and Article 5.2(d), all capital increases of TKP shall be made at Fair Market Value.

                  (iii) Prior to subscribing to any capital increase, any Person not a party to this Agreement shall first be required to execute and deliver an instrument evidencing the agreement of such Person to be bound by the provisions of this Agreement.

         (e)      Financing Policy

                  The Shareholders agree that to the extent that TKP requires additional funding, prior to seeking additional capital contributions from the Shareholders, TKP shall first use reasonable efforts to arrange third-party debt financing.

2.9      Dividend Policy

         The Shareholders agree to vote their shares at the TKP General Meeting of Shareholders to cause TKP to distribute dividends to the Shareholders on a pro rata basis in an aggregate amount equal to 75% of net profits legally available for distribution by TKP as dividends (after mandatory write-offs and provision for losses) calculated in accordance with Polish generally accepted accounting principles.


                                   ARTICLE III

                         CHANGE OF CONTROL OR BANKRUPTCY
                             OF CERTAIN SHAREHOLDERS

3.1      Change of Control of UPC or UGC

         (a) If at any time an event has occurred as a result of which a Competitor of Canal+ or Vivendi Universal is to acquire, directly or indirectly, Control of UPC or UGC (or Liberty Media Group, at any time following an acquisition by Liberty Media Group of Control of UPC or UGC), then:

                  (i) UPC shall give notice (a "Control Notice") to Canal+ of such event no later than sixty (60) days prior to the closing date of such transaction (the "Transaction Closing Date"), and Canal+ shall thereupon have the option, exercisable by notice to UPC within thirty (30) days of receipt of the Control Notice, to acquire or cause to be acquired from PTC all, but not part, of PTC's shares in TKP at a price equal to the Fair Market Value thereof as determined in accordance with Article 3.4;

                  (ii) if Canal+ gives notice within thirty (30) days of its receipt of the Control Notice that it elects to exercise its call option, then PTC shall take all necessary and appropriate action to consummate the sale of its or their shares in TKP, free and clear of all liens and encumbrances, to

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                           Canal+ or its designee on the Transaction Closing
                           Date (or within such longer period as may be required by law to obtain required approvals of governmental bodies); and

                  (iii) if Canal+ gives notice within thirty (30) days of its receipt of the Control Notice that it does not elect to exercise its call option (or fails to give any notice within such time period), then the UPC Affiliate(s) through which UPC holds its interest in TKP shall be free to continue to hold its or their shares in TKP.

         (b) Acquisition of Control of UPC or UGC by Liberty Media Group shall not trigger this Article 3.1 unless a Competitor of Canal+ or Vivendi Universal shall have acquired a majority of the share capital of Liberty Media Group after the date of execution of this Agreement and such Control is exercised over UPC (e.g., not subject to a deferred voting or trust arrangement whereby actual control is excluded or deferred).

         (c) The Parties acknowledge that the spin-off of Liberty Media Group from AT&T Corporation shall not trigger the provisions of this Article 3.1.

3.2      Change of Control of Canal+ or Vivendi Universal

                  If at any time an event has occurred as a result of which a Competitor of UPC or UGC is to acquire, directly or indirectly, Control of Canal+ or a majority of the share capital of Vivendi Universal, then:

                  (i) Canal+ shall give a Control Notice to PTC of such event no later than sixty (60) days prior to the Transaction Closing Date, and PTC shall thereupon have the option, exercisable by notice to Canal+ within thirty (30) days of receipt of the Control Notice, to sell to Canal+ all, but not part, of the shares in TKP held by PTC at a price equal to the Fair Market Value thereof as determined in accordance with Article 3.4;

                  (ii) if PTC gives notice within thirty (30) days of its receipt of the Control Notice that it elects to exercise its put option, then Canal+ shall take all necessary and appropriate action to consummate the purchase of PTC's shares in TKP (which shall be sold by PTC free and clear of all liens and encumbrances) by Canal+ or its designee on the Transaction Closing Date (or within such longer period as may be required by law to obtain required approvals of governmental bodies); and

                  (iii) if PTC gives notice within thirty (30) days of its receipt of the Control Notice that it does not elect to exercise its put option (or fails to give any notice within such time period), then the put option shall expire unexercised.

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3.3      Bankruptcy

         In the event of a Bankruptcy (as defined in Article I) of UPC (or PTC or any other Shareholder in which UPC holds an interest) or Canal+ (or any Shareholder in which Canal + holds an interest), then:

         (i) the bankrupt party shall give notice (a "Bankruptcy Notice") to the other Party (the "Offeree") of such event no later than sixty (60) days after the occurrence of such event, and the Offeree shall thereupon have the option, exercisable in accordance with applicable law and by notice to the bankrupt party within thirty (30) days of receipt of the Bankruptcy Notice, to acquire or cause to be acquired from the relevant Shareholder all, but not part, of its shares in TKP at a price equal to the Fair Market Value thereof as determined in accordance with Article 3.4.

         (ii) if the Offeree gives notice within thirty (30) days of its receipt of the Bankruptcy Notice that it elects to exercise its call option, then the relevant Shareholder shall take all necessary and appropriate action to consummate the sale of its shares in TKP, free and clear of all liens and encumbrances, to the Offeree or its designee within sixty (60) days (or such longer period as may be required by law to obtain required approvals of governmental bodies); and

         (iii) if the Offeree gives notice within thirty (30) days of its receipt of the Bankruptcy Notice that it does not elect to exercise its call option (or fails to give any notice within such time period), then the relevant Shareholder shall be free to continue to hold its or their shares in TKP.

3.4      Determination of Fair Market Value

         "Fair Market Value" for purposes of this Agreement shall be determined as follows:

         (a) The Shareholders shall first attempt to agree on the Fair Market Value of the assets to be valued.

         (b) If the Shareholders cannot agree within 30 days, then Canal+ and Polcom, on the one hand, and UPC and PTC on the other, shall each propose an independent investment bank of international standing with experience in valuation of the relevant companies or interests for the purpose of determination of Fair Market Value. Each of the investment banks shall prepare its valuation within 15 days and present it to Canal+ and UPC. Costs of the valuation shall be borne by Canal+ and UPC in equal shares. If the valuations from such two banks do not differ by more than 20%, the Fair Market Value shall be equal to the average of such valuations. If the higher of the two valuations is more than 20% greater than the lower of the two valuations, such banks shall jointly appoint a third investment bank by mutual agreement that shall arbitrate between the valuations prepared by such banks and determine the final valuation, taking into account the valuations of the first two banks, which final valuation shall fall between the valuations of those two banks. The third bank shall make its determination within 15 days and present the final valuation to Canal+ and UPC. In such case, Fair Market Value shall be as determined by the valuation of the third investment bank, which final valuation shall fall between the valuations of those two banks and shall be binding on the parties. The cost of the valuation by the third bank shall be split between Canal+ and UPC in equal shares.

         (c) Polcom hereby appoints Canal+ as its representative for the purpose of the procedures set forth in Article 3.4(a) and (b).

         (d) PTC hereby appoints UPC as its representative for the purpose of the procedures set forth in Article 3.4(a) and (b).


                                   ARTICLE IV

                           SHARE TRANSFER RESTRICTIONS

4.1      Lock-In Period

         Except as expressly permitted in this Article IV or provided for in
         Article 2.7 or Article III, no Shareholder shall Transfer, directly or indirectly, all or any of its direct or indirect interest in TKP prior to the second anniversary of the Closing Date without the prior written approval of the other Shareholders (which may be withheld in such other Shareholders' sole discretion).

4.2      Right of First Refusal

         (a) If at any time after the expiration of the lock-in period provided for in Article 4.1, any Shareholder (for the purposes of this Article IV, the "Seller") desires to accept a bona fide written offer on arms-length terms from a third party (a "Third Party Offer") to purchase all (but not less than all) of its direct or indirect equity interest in TKP, the Seller shall give notice (the "Sale Notice") to the other Shareholders (for the purposes of this Article IV, each an "Offeree") identifying the proposed Transferee and describing the Third Party Offer in all material respects and each Offeree shall thereupon have the option, exercisable by notice to the Seller within sixty (60) days after its receipt of the Sale Notice to acquire from the Seller all of its equity interest and voting rights in TKP on economic terms equivalent in value to the Third Party Offer, provided that the consideration to be paid by the Offeree shall be in the form of cash or marketable securities or as agreed between the Parties.

         (b) If one or more of the Offerees gives notice within sixty (60) days of its receipt of the Sale Notice that it elects to exercise its right of first refusal, the Seller shall promptly take all necessary and appropriate action to consummate the sale of the offered interest to such Offeree(s) within sixty
                  (60) days (or such longer period as may be required by law to obtain required approvals of governmental bodies) of the date of receipt by the Seller of notice of such Offeree's election to exercise its right of first refusal. (such period, the "Completion Period")

         (c) If no Offeree gives notice within sixty (60) days of its receipt of the Sale Notice that it elects to exercise its right of first refusal (or if no Offeree gives any notice within such time period) or if following notice from the Offeree of its election to exercise the right of first refusal, the sale to the Offeree is not effected before the end of the Completion Period due to no fault of the Seller, then the Seller shall be free to accept the Third Party Offer; provided, that if the closing of the Third Party Offer is not consummated within four (4) months (or such longer period as may be required by law to obtain required approvals of governmental bodies) after the end of the Completion Period, the Seller's right to effect the Transfer shall terminate and the provisions of this Article 4.2 shall again apply to the Transfer of the offered interest.

4.3      Tag-Along Rights

         If at any time Canal+ and/or PolCom (the "Seller") desire(s) to accept a Third Party Offer to purchase any portion of its direct or indirect equity interest in TKP, the Seller(s) shall give notice (the "Tag-Along Notice") to PTC identifying the proposed Transferee and describing the Third Party Offer in all material respects, whereupon PTC shall have the option, exercisable by notice to the Seller(s) within sixty (60) days after its receipt of the Tag-Along Notice to require as a condition precedent to the Transfer of ownership under the proposed sale of shares that the Seller's proposed buyer purchase on the terms of the Third Party Offer the same percentage of PTC's shares in TKP as the aggregate number of shares in TKP to be purchased from the Seller(s) bears to the total number of shares in TKP held by Canal+ and Polcom; provided, that the consideration to be paid to PTC shall be in the form of cash or marketable securities or as agreed between the Parties.

4.4      Drag-Along Rights

         If at any time Canal+ and PolCom desire to accept a Third Party Offer to purchase all (but not less than all) of Canal+ and PolCom's equity interest in TKP, Canal+ and PolCom shall have the right to require, by irrevocable notice given to PTC identifying the proposed Transferee and describing the Third Party Offer in all material respects no later than sixty (60) days prior to the closing of such transaction (the "Drag-Along Notice"), to require PTC to concurrently sell its or their interest in TKP to Canal+ and PolCom's proposed buyer on economic terms equivalent in value to the Third Party Offer; provided, that the consideration to be paid to PTC shall be in the form of cash or marketable securities or as agreed between the Parties; and provided, further, that if the closing of the Third Party Offer is not consummated within the time period mentioned in the Third Party Offer (or such longer period as may be required by law to obtain required approvals of governmental bodies) of the delivery of the Drag-Along Notice, Canal+ and Polcom's right to require PTC to effect the Transfer shall terminate with respect to such Third-Party Offer.

4.5      Pending Sale Does Not Relieve Obligations

         Notwithstanding the pendency of any sale pursuant to this Article IV, the Seller shall remain liable for its obligations to TKP until the consummation of such sale.

4.6      No sales in part

         Except to the extent provided for in Article 4.3, no Shareholder may Transfer its interest in TKP in part.

4.7      Permitted Transfers

         (a) Notwithstanding the foregoing, without compliance with the provisions of Article 4.1, 4.2 or 4.3:

                  (i) PTC may at any time Transfer all or part of its interests in TKP to a Polish Person in which a Subsidiary of UGC or Liberty Media Group holds, directly or indirectly, at least a 49% interest and Polish individuals hold, directly or indirectly, at least a 51% interest.

                  (ii) PolCom may at any time cause the Transfer of all or part of its interest in TKP to a Polish Person in which a Subsidiary of Vivendi Universal holds, directly or indirectly, at least a 49% interest and Polish individuals hold, directly or indirectly, at least a 51% interest; and

                  (iii) Canal+ may at any time Transfer all or part of its interest in TKP to a Subsidiary of Vivendi Universal or to any Polish Person in which a Subsidiary of Vivendi Universal holds, directly or indirectly, at least a 49% interest and Polish individuals hold, directly or indirectly, at least a 51% interest.

         (b) Prior to a Person to which an interest in TKP has been Transferred pursuant to Article 4.7(a) ceasing to be meet the qualifications set forth in Article 4.7(a) under which such Person qualified for such Transfer, the Transferring party shall cause such Person to Transfer its interest in TKP to such Transferring party or to another Person that meets the applicable requirements in Article 4.7(a). The qualifications set forth above shall be modified, as necessary or possible, to account for changes in Polish law regarding ownership of Polish Persons by foreign or foreign-controlled Persons.

4.8      Transferee Undertakings

         No Shareholder may Transfer all or any portion of its interest in TKP until such Shareholder receives from the Transferee and produces to the other Shareholders an instrument evidencing the agreement of the Transferee to be bound by the provisions of this Agreement.

4.9      UPC Exit Option

         (a) Following the fifth (5th) anniversary of the execution of this Agreement, PTC shall have the option, exercisable by notice to Canal+ within sixty (60) days of such anniversary, to require Canal+, at Canal+'s option, either:

                  (i) to purchase or cause to be purchased PTC's interest in TKP at Fair Market Value; or

                  (ii)     to:

                           (A) use its best efforts jointly with UPC to generate a bona fide Third Party Offer to purchase 100% of TKP at Fair Market Value; and

                           (B) if such a Third Party Offer is available, to sell Canal+'s interest in TKP to the third party buyer on the terms of the Third Party Offer.

         (b) In the event that the Parties generate a bona fide Third Party Offer for 100% of TKP pursuant to Article 4.9(a)(ii)(A), each of PTC and PolCom agrees to sell its interest to the third party buyer on the terms of the Third Party Offer.

         (c) In the event that Canal + and UGC pursue the procedure set forth in Article 4.9 (a)(ii) above but no bona fide Third Party Offer is generated, then following a period of no sooner than 12 months and no later than 36 months from PTC's initial exercise of its option pursuant to this provision PTC may, for a second and final time, again exercise the option set forth in Article 4.9(a).

4.10     General Restrictions

         No Shareholder or any of its Group Companies or Affiliates shall take any action designed to circumvent the share transfer restrictions set forth in Article IV, including, without limitation, by Transferring any interest in any Affiliate or Group Company through which it holds its interest in TKP.

         Any purported Transfer in breach of this Article IV shall be void ab initio.

4.11     Pledges of Shares

         Notwithstanding the foregoing, without compliance with the provisions of Article 4.1, 4.2 or 4.3, Shareholders in TKP may pledge their shares in TKP to their direct or indirect shareholders as security for loans made by such shareholders.



                                    ARTICLE V

                            FIRST OFFER / NON-COMPETE

5.1      First Offer

         (a) The Parties shall cooperate in good faith and shall cause their subsidiaries including, in the case of UPC, Chello Media, to cooperate in the negotiation and acquisition of rights for any Video On Demand Service.

         (b) Prior to the third anniversary of the execution of this Agreement, Canal+ shall not, and shall not permit its Affiliates to, own or operate any DTH service in Hungary, Romania, the Czech Republic or Slovakia, unless such opportunity shall have first been proposed to UPC as set forth in Article 5.1(c).

         (c)      When proposing an opportunity to UPC in accordance with
                  Article 5.1(b), Canal + (the "Proposing Party") shall give notice of such opportunity to UPC together with sufficient factual information to permit the UPC to make an informed decision regarding the proposed opportunity. UPC shall have thirty (30) days following the receipt of such notice during which to determine whether or not to pursue such opportunity. If UPC shall not have given notice of its decision to the Proposing Party prior to the expiration of such thirty (30)-day period, the UPC shall be deemed to have rejected the pursuit by TKP of such opportunity. Any material change in any opportunity which has the effect of changing the nature of (x) the opportunity or
                  (y) the participation of a Party therein shall constitute a different opportunity and shall require submission of such opportunity to UPC in accordance with this Article 5.1(c) before it can be pursued by Canal + or its Affiliates.

5.2      Non-Compete

         (a) Each of the Shareholders, UGC, UPC, Vivendi Universal, Canal+ and any subsequent Party to this Agreement and each of their Subsidiaries shall own, operate or otherwise participate or engage in the DTH Business and the Premium Pay-Television Business solely through TKP; provided, that this covenant shall not apply to any direct or indirect interest held as a passive equity interest of less than 15.1% in any such entity.

         (b) The restrictions in this Article 5.2 shall cease to apply to each of the Shareholders, UGC, UPC, Vivendi Universal, Canal + and any subsequent Party to this Agreement on the first anniversary of the date on which it sells or causes to be sold (other than to any Person to whom it would be permitted to Transfer its shares in TKP under Article 4.7(a)) all of the shares in TKP held by it and/or any company in which it has an equity interest in accordance with the terms of Article IV.

         (c) Concurrently with the execution of this Agreement, each of Vivendi Universal and UGC shall execute a side letter evidencing its agreement to the provisions of Article 5.2(a).

         (d)      In the event that at any time:

                  (i) Liberty Media Group at any time possesses Control of UPC and/or UGC; and

                  (ii) while Liberty Media Group is in possession of such Control, Liberty Media Group or any of its Subsidiaries owns, operates, or otherwise participates or engages in the DTH Business or the Premium Pay-Television Business other than through TKP, then:

                  (A)      Canal+ and Polcom shall have the right, upon thirty
                           (30) days notice to TKP and to UPC, to convert their existing shareholder loans to TKP into equity by subscribing to additional shares of TKP. The price per share of the shares of TKP so subscribed shall be equal to one-third of the Fair Market Value of TKP at such date, divided by the number of TKP shares outstanding immediately prior to such capital increase. PTC shall not be entitled to preferential subscription rights in respect of such capital increase. Each Shareholder agrees to vote its shares in favor of such capital increase.

                  (B) Canal + and Polcom's rights under this Article 5.2(d) shall not be triggered by the mere ownership by Liberty Media Group and its Subsidiaries of a direct or indirect interest held as a passive equity interest of less than 15.1% in an entity that owns, operates or otherwise participates or engages in the DTH Business or the Premium Pay Television Business.


                                   ARTICLE VI

                                  MISCELLANEOUS

6.1      Effective Date; Term

         (a) This Agreement shall become effective upon consummation of the Closing under the Contribution and Subscription Agreement.

         (b) This Agreement shall terminate automatically upon the earliest to occur of: (i) the dissolution of the Company and (ii) the date on which PTC or Canal+ has disposed of its entire interest in the Company (other than to a Person to whom it is entitled to Transfer its interest under Article 4.7) in accordance with Article 2.7, III or IV.

         (c) The provisions of Articles 5.2, 6.2 and 6.3 shall survive any termination of this Agreement.

6.2      Confidentiality

         (a) The Shareholders agree and acknowledge that the provisions of this Agreement and all information relating to this Agreement are "Confidential Information"; provided, however, that Confidential Information shall not include information which
                  (x) is already otherwise known to the recipient, or (y) is or becomes freely and generally available to the public through no wrongful act of the recipient, or (z) is rightfully received by the recipient from a third party legally entitled to disclose such information, without breach by the recipient of this Agreement.

         (b) Each Shareholder shall, and shall cause its Group Companies and Affiliates to, hold in confidence and not disclose any Confidential Information without the prior approval of the other Shareholders. No Shareholder shall make, nor permit its Group Companies or Affiliates to make, any news release or other public disclosure with respect to the Company or this Agreement, the Contribution and Subscription Agreement or the transactions contemplated hereby and thereby without the prior approval of the other Shareholders. It is specifically agreed that no Shareholder shall disclose any Confidential Information to any of its dealers without the prior approval of the other Shareholders.

         (c) The provisions of Article 6.2 shall not prevent disclosures by a Shareholder:

                  (i) as part of its normal reporting or review procedures to its Group Companies or attorneys and auditors,

                  (ii) as required by law or court order or by regulatory agencies,

                  (iii) as required in order to enforce its rights and perform its duties in connection with this Agreement.

6.3      Governing Law; Disputes.

         (a) The mutual obligations of the Parties hereunder shall be governed by Belgian law (excluding Belgian conflict of laws rules and any other provision of Belgian corporate law under which any provision hereof may be deemed unenforceable). Accordingly, the Parties hereby irrevocably waive their right to invoke against each other any applicable mandatory provision of Polish law that may conflict with the provisions of this Agreement.

          (b) Any dispute arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") as existing as of the date of commencement of the arbitration proceedings by an arbitral tribunal composed of three (3) arbitrators designated by the ICC in accordance with said Rules. The arbitration proceedings shall take place in Brussels, Belgium and shall be conducted in the English language. The arbitral award shall be binding upon the parties to the arbitration and judgment upon any award rendered may be entered in any court having jurisdiction. The prevailing Shareholder in the arbitration shall be paid the arbitration fees and reasonable attorneys fees and expenses incurred by it.

         (c) Notwithstanding the provisions of this Article 6.3, the Shareholders agree that, prior to any Party submitting to arbitration of any claim, dispute or disagreement (each, a "Disagreement") arising in connection with this Agreement, such Shareholder shall notify such Disagreement to the other Shareholders involved in the Disagreement, after which the senior management of the Shareholders involved in the Disagreement shall negotiate in good faith for a period of thirty (30) days to resolve such Disagreement. If at the end of such thirty (30) day period, the Disagreement persists, there shall be a fifteen (15) day cooling-off period, after which there shall be a further period of thirty (30) days of negotiations which shall include at least one face-to-face meeting of the chief executive officer, chief operating officer and/or chief financial officer of each of Shareholders involved in the Disagreement.

6.4      Severability.

         If any provisions of this Agreement or any part thereof are rendered void, illegal or unenforceable in any respect, the Shareholders shall use their reasonable efforts to substitute for such provisions valid provisions that in their economic effect come so close to the original provisions that it can reasonably be assumed that the Parties would have executed this Agreement including the new provisions. In the event that such provisions cannot be found, the invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it can be reasonably assumed that the Parties would not have executed this Agreement without the invalid provisions.

6.5      Entire Agreement; Modifications.

         This Agreement (including the Exhibits hereto which constitute an integral part hereof) constitutes the entire agreement among the Parties and supersedes any prior agreement or understanding among the Parties with respect to the subject matter hereof. This Agreement may not be modified or terminated except by an instrument in writing signed by each of the Parties.

6.6      No Assignment; No Third Party Beneficiaries.

         (a) Except with the written consent of the other Parties or as otherwise provided in this Agreement, no party hereto shall assign or otherwise Transfer any or all of its rights or obligations under this Agreement.

         (b) This Agreement is solely for the benefit of the Parties and their respective successors, and this Agreement shall not be deemed to confer upon any third party any remedy, claim, liability, reimbursement, cause of action or other right.

6.7      TKP Statute.

         In the event of any discrepancy between the TKP Statute and this Agreement, the provisions of this Agreement shall prevail as between the Parties.

6.8      Language.

         The Parties shall cause this Agreement to be translated into the Polish language, and undertake to execute such Polish translation duly approved by them. It is expressly provided that as between the Parties, the English version of this Agreement shall be the only binding document and that, in the event of any discrepancy between the English version and its Polish translation, the former shall prevail.

6.9      Headings.

         The headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

6.10     Counterparts.

         This Agreement may be executed in counterparts. Each separate counterpart together with such other counterparts having the signatures of all Parties shall form one original.

6.11     Successors and Assigns.

         Upon the Transfer by Canal+, PTC or PolCom of its entire interest in TKP to any Person to which such Transfer is permitted under Article 4.7, the Transferee shall benefit from all of the rights and assume all of the obligations of the Transferor under this Agreement, with the same effect as if its name had been substituted for the name of the Transferring Shareholder wherever it appears in this Agreement.

6.12     Notices.

         All notices to be given by any party hereto to the others in connection with this Agreement shall be given in writing in English. Such notices may be given by personal delivery or by registered or certified air mail, telegram, cable, telex or telefax addressed as follows:

         To Canal+:

         Groupe Canal+ S.A.
         85/89 Quai Andre Citroen
         75711 Paris Cedex 15, France
         Attention:  Mr. Marc-Andre Feffer, Vice President /General Counsel
         Fax:  33.1.40.60.70.50

         To UPC or PTC:

         United Pan-Europe Communications N.V.
         1 Knightsbridge
         London, SW1X 7UP
         United Kingdom
         Attn:  Shane O'Neill/Mike Moriarty
         Fax: 44.207.661.3588

         With a copy to:

         United Pan-Europe Communications N.V.               White & Case
         Boeing Avenue 53                                    62 avenue de la Loi
         1119 PE Schiphol Rijk                               1040 Brussels
         The Netherlands                                     Belgium
         Attn: General Counsel
         Fax: 31.20.778.9871

         To PolCom:

         Polcom
         Ul.Chelmska 21
         Warsaw
         Poland
         Attn:  Lew Rywin
         Fax:  48.22.625.2693

         or to such other address as the party to receive such notice shall have not less than thirty (30) days previously designated by written notice to the other Parties. The effective date of any notice shall be the date on which it is actually received by the addressee.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in four (4) original counterparts on the date first indicated hereof.


                                    GROUPE CANAL+ S.A.


                                    By:
                                        ----------------------------------------




                                    UNITED PAN-EUROPEAN COMMUNICATIONS N.V.


                                    By:
                                        ----------------------------------------


                                    By:
                                        ----------------------------------------

                                    POLSKA TELEWIZJA CYFROWA WIZJA TV SP. Z O.O.


                                    By:
                                        ----------------------------------------


                                    By:
                                        ----------------------------------------




                                    POLCOM INVEST S.A.


                                    By:
                                        ----------------------------------------


                                    By:
                                        ----------------------------------------


                                    By:
                                        ----------------------------------------